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Exhibit 99.1

STAR LIQUIDATION PLAN RECEIVES COURT APPROVAL

SANTA BARBARA, Calif.—August 8, 2002—STAR Telecommunications, Inc. announced today that its First Amended Plan of Liquidation of the Debtor and the Official Committee of Unsecured Creditors has been confirmed by the United States Bankruptcy Court for the District of Delaware. According to the plan, all of STAR's assets will be transferred to a liquidating trust, and the proceeds from the liquidation of those assets will be distributed to STAR's creditors. When the plan becomes effective, STAR shall be deemed dissolved under applicable state laws.

STAR filed a voluntary petition for U.S. Bankruptcy Code Chapter 11 bankruptcy protection on March 13, 2001 and STAR's securities were subsequently delisted by Nasdaq on April 4, 2001.

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  Exhibit 99.1
STAR LIQUIDATION PLAN RECEIVES COURT APPROVAL